Exhibit 10.20

September 13, 2016

Christopher LeMasters
P.O. Box 5000, PMB 186
Rancho Santa Fe, CA 92067

Dear Christopher,

We (Mirati Therapeutics, Inc., the “Company” or “Mirati”) are very pleased to extend you an offer of employment for the position of Executive Vice President, Chief Business Officer.
I know that you will be a great fit with our team and our culture. I know that you will play a critical role on our team and help us to reach the challenging goals we have set for the Company.
You will report to me and we will establish your initial goals within 30 days of your employment.
The terms of your compensation package are as follows:

o	Your annual base salary will be $ 340,000.00 payable according to the Company’s normal compensation practices – currently bi-weekly.

o
You are eligible to receive an annual, pro-rated bonus at target of 40% of your base salary, (pro-rated from start date), based on achievement of performance objectives and goals to be established by the Company in consultation with you. You must continue to be employed through the date the bonus is paid in order to earn a bonus for any particular year, unless the Board of Directors of the Company (the “Board”) determines, in its sole discretion, that you have earned a bonus prior to such time. In such event, any bonus payment will be paid to you in a lump sum no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus payment is earned or (ii) March 15 following the calendar year in which such bonus payment is earned.

o
In accordance with Company practice, you will be entitled to accrue up to four (4) weeks of paid time off during each calendar year (January 1- December 31), subject to applicable maximum accrual caps, and you will also be entitled to certain paid holidays.

o	As an inducement material to you entering into employment with the Company, stock options will be issued to you to purchase up to 120,000 shares of our common stock.

The stock options will be granted under and in accordance with the terms of the Company’s equity incentive plan and pursuant to the “inducement grant” exception provided under Nasdaq listing rules. The stock options will vest based on your continued service with the Company, are subject to approval by the Compensation Committee of the Board and will be granted, in accordance with Company policy, as soon as possible after such approval and your commencement of employment with the Company.

o
In accordance with Company practice and the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance and retirement plans). Additionally, the Company will also provide a matching 401K plan up to a maximum of $2,500 for 2016 and future years at the discretion of the Board of Directors.

o
The company will provide you with twelve (12) months of salary, twelve (12) months of benefits continuation and twelve (12) months equity vesting acceleration in the event you are dismissed for reason(s) other than cause. In the case of a Change in Control, the company will provide you with twelve (12) month’s salary and target bonus, twelve (12) months benefits continuation and full equity vesting acceleration upon double trigger event. Such Severance Payment will be conditioned upon you providing an executed waiver and release of claims in a form acceptable to the Company within the applicable deadline described therein and permitting the release to become effective in accordance with its terms, which date may not be later than sixty (60) days after your termination with us (the “Release Deadline”). The severance Payment will be made to you on the Release deadline.

o
The company will provide you with twelve (12) months of salary, twelve (12) months of benefits continuation and twelve (12) months equity vesting acceleration in the event you are dismissed for reason(s) other than cause. In the case of a Change in Control, the company will provide you with twelve (12) month’s salary and target bonus, twelve (12) months benefits continuation and full equity vesting acceleration upon double trigger event.  Such Severance Payment will be conditioned upon you providing an executed waiver and release of claims in a form acceptable to the Company within the applicable deadline described therein and permitting the release to become effective in accordance with its terms, which date may not be later than sixty (60) days after your termination with us (the “Release Deadline”). The severance Payment will be made to you on the Release deadline.

o
Your employment relationship with the Company is, and shall at all times remain, at will. That means that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause or advance notice.

It is understood that any benefit may be altered or rescinded at the sole discretion of the Company.
As a condition of employment or continuing employment, you agree to execute and abide by the Company’s Proprietary Information and Invention Assignment Agreement, which will form parts of an employment agreement with you reflecting the terms of this letter agreement. This letter agreement and the Proprietary Information and Invention Assignment Agreement, constitute the entire agreement between you and the Company and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement. In addition, you will need to warrant that you have not executed an agreement with past employers, which would prohibit you from working with the Company. Mirati would also like to advise you that it is the Company’s practice to have all employees honor any confidentiality agreements they may have executed with previous employers.
I am happy to have you join our team. Your background and skills are a perfect fit with our leadership team and I know that together we will be very productive.
If you accept employment with the Company on the terms above, please sign below and return to me by September 20, 2016. Our offer will terminate after such date.
Please contact me if there is anything I can do to assist you.
Regards,
MIRATI THERAPEUTICS, INC.
/s/ Charles M. Baum

Charles M Baum, MD, PhD
President and CEO
Mirati Therapeutics

ACCEPTED:
Name
Signature: /s/Christopher LeMasters

Date:         September 16, 2016